EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus and Prospectus Supplement of GTx, Inc. for the registration of shares of its common stock totaling $10,133,000 and to the incorporation by reference therein of our reports dated February 24, 2006, with respect to the financial statements of GTx, Inc., GTx, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GTx, Inc., all included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee
December 12, 2006